Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Noble Corporation plc of our report dated February 17, 2022 relating to the financial statements of Noble Holding Corporation plc (formerly known as Noble Corporation plc) (Predecessor), which appears in Noble Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 19, 2022